EXHIBIT 99.1

Trex Company Reports 2003 EPS Growth of 23%

    WINCHESTER, Va.--(BUSINESS WIRE)--Feb. 23, 2004--Trex Company, Inc. (NYSE:TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the quarter and fiscal year ended December 31, 2003. Fully diluted earnings per share for 2003 were $1.43, an increase of 23% over fully diluted earnings per share of $1.16 for 2002.
    In the fourth quarter of 2003, revenue increased 12% to $21.9 million from $19.6 million in the fourth quarter of 2002. The Company had a loss from operations of $0.3 million in the 2003 fourth quarter, compared to a loss of $1.7 million in the 2002 fourth quarter. The net loss for the 2003 fourth quarter decreased to $0.8 million, or $0.05 per diluted share, from a net loss of $1.4 million, or $0.10 per diluted share, for the 2002 fourth quarter.
    Due to the highly seasonal nature of deck installations, whose peak periods occur from late winter through September, Trex Company typically reports a loss in the fourth quarter. During the quarter, the Company builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season.
    For the full 2003 year, Trex Company reported revenues of $191.0 million compared to $167.1 million for 2002. Net income increased 25% to $21.0 million, or $1.43 per diluted share for 2003, from net income of $16.8 million, or $1.16 per diluted share, for 2002.
    Chairman and Chief Executive Officer Robert Matheny commented, "2003 was another year of strong growth for Trex Company. Although the persistently unfavorable weather - including a prolonged winter and unusually wet spring and summer - and the higher price of plastic raw materials were challenging, both our sales and earnings grew at double-digit levels. In addition, while the fourth quarter is seasonally weak in our business, we improved over the results for last year's fourth quarter.
    "Even more important, we took several important steps to position Trex for continued growth in 2004 and beyond. First, in November we launched Trex Accents(TM), a decking line with a rich wood grain pattern, so that Trex(R) is now available not only in many colors, but also with a smooth or textured surface. Second, in December we selected the site for our third manufacturing plant, which we expect may ultimately become our largest facility. The new plant, to be built in Olive Branch, Miss., will ensure that we have the manufacturing and distribution capacity we need to fulfill the growing demand for Trex(R) decking and railing products."
    Mr. Matheny continued, "We expect 2004 to be another year of solid growth for Trex Company. The conversion from wood to composite decking is continuing at a rapid pace, presenting us with an extraordinary market opportunity. To capitalize on this opportunity, we will continue to invest heavily in branding and to introduce exciting new products such as the designer hand rail system we will launch in the first quarter. In addition, we will focus on enhancing our existing distribution base in order to expand our reach to consumers."
    "Our expectation is for first-half 2004 revenue to increase approximately 16 - 20%, which would result in net sales of between $148 and $153 million and first-half earnings of $1.22 to $1.25 per diluted share. For the full year, we expect revenue to increase approximately 25 - 28%, resulting in net sales of $240 to $245 million and earnings per diluted share of $1.75 to $1.80. To assist our distributors, Trex's early-buy sell in will extend through April this year as compared to March in 2003. This shift will impact year-over-year comparisons in the first quarter of 2004."

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States.
    For a Trex decking and railing dealer near you, call 800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.
    Trex(R) and Trex Wood-Polymer(R) are trademarks of Trex Company, Inc., Winchester, Va.
    Note: The Company has scheduled a conference call to discuss fourth quarter results for 11:00 a.m. ET on Tuesday, February 24. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on February 24 until 11:59 p.m. ET on March 2. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #5141493.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of revenues, earnings and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its product, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2003, and its subsequently filed quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    (Tables to follow)

                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Operations
            (In thousands, except share and per share data)
                              (Unaudited)


                         Three Months Ended          Year Ended
                             December 31,           December 31,
                           2002        2003        2002        2003
                       ----------- ----------- ----------- -----------

Net sales                 $19,637     $21,908    $167,079    $191,008

Cost of sales              11,700      14,247      90,479     107,246
                       ----------- ----------- ----------- -----------

Gross profit               $7,937      $7,661     $76,600     $83,762

Selling, general and
 administrative
 expenses                   9,645       7,918      42,150      46,837
                       ----------- ----------- ----------- -----------

Income (loss) from
 operations                (1,708)       (257)     34,450      36,925

Interest expense,  net       (766)       (905)     (7,782)     (3,560)
                       ----------- ----------- ----------- -----------

Income (loss) before
 income taxes              (2,474)     (1,162)     26,668      33,365

Income taxes               (1,070)       (399)      9,891      12,376
                       ----------- ----------- ----------- -----------

Net income (loss)         $(1,404)      $(763)    $16,777     $20,989
                       =========== =========== =========== ===========

Diluted earnings per
 common share              $(0.10)     $(0.05)      $1.16       $1.43
                       =========== =========== =========== ===========


Weighted average
 diluted shares
 outstanding           14,175,329  14,572,700  14,481,234  14,727,837
                       =========== =========== =========== ===========


                          TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                 31-Dec-02  31-Dec-03
                                                 --------- -----------
                                                           (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents                     $14,893      $8,151
    Trade accounts receivable                         840       5,829
    Inventories                                    22,429      45,950
    Prepaid expenses and other assets               1,395       1,899
    Deferred income taxes                           2,269       2,169
                                                 --------- -----------
        Total current  assets                      41,826      63,998
                                                 --------- -----------
Property, plant and equipment, net                133,570     138,062
Goodwill, net                                       6,837       6,837
Other  assets                                       1,323       1,558
                                                 --------- -----------
        Total assets                             $183,556    $210,455
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable and accrued expenses   $16,897     $13,497
    Current portion long-term debt                    795         886
                                                 --------- -----------
        Total current liabilities                  17,692      14,383
                                                 --------- -----------
Deferred income taxes                               9,915      13,174
Debt-related derivatives                            2,773       2,202
Long-term debt, net of current portion             54,401      53,490
                                                 --------- -----------
        Total liabilities                          84,781      83,249
                                                 --------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000
     shares authorized; none issued and
     outstanding                                       --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,297,711 and 14,702,231
     shares issued and outstanding at December
     31, 2002 and 2003                                143         147
    Additional paid-in capital                     49,354      55,889
    Deferred compensation                          (2,400)     (1,829)
    Accumulated other comprehensive loss           (1,719)     (1,387)
    Retained earnings                              53,397      74,386
                                                 --------- -----------
         Total stockholders' equity                98,775     127,206
                                                 --------- -----------
         Total liabilities and stockholders'
          equity                                 $183,556    $210,455
                                                 ========= ===========


                          TREX COMPANY, INC.
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)


                                                   Twelve Months Ended
                                                       December 31,
                                                     2002      2003
                                                   --------- ---------
OPERATING ACTIVITIES
Net income                                          $16,777   $20,989
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization                         9,589    12,539
Other non-cash charges                                6,806     4,379
Changes in operating assets and liabilities          19,792   (32,279)
                                                   --------- ---------

Net cash provided by operating activities           $52,964    $5,628
                                                   --------- ---------

INVESTING ACTIVITIES                                $(6,192) $(17,749)
                                                   --------- ---------

FINANCING ACTIVITIES                               $(31,879)   $5,379
                                                   --------- ---------

Net increase (decrease) in cash and cash
 equivalents                                        $14,893   $(6,742)
Cash and cash equivalents at beginning of period         $-   $14,893
                                                   --------- ---------

Cash and cash equivalents at end of period          $14,893    $8,151
                                                   ========= =========


    CONTACT: Trex Company, Inc.
             Robert G. Matheny, 540-542-6300
              or
             Lippert/Heilshorn & Associates
             Harriet Fried/John Heilshorn, 212-838-3777